JOY GLOBAL INC.	News Release
At the Company:	At Financial Relations Board:
Donald C. Roof	Georganne Palffy
EVP and CFO	Analyst Contact
414-319-8517	312-640-6768

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS FOR THIRD
QUARTER OF FISCAL YEAR 2006

•   Quarterly bookings up 13 percent year-over-year to $606 million
•   Revenues increased 17 percent in the quarter to $599 million
•   Operating income increased over 50 percent with incremental profitability of 44 percent
•   Share repurchases total $197 million in the quarter

Milwaukee, WI – August 31, 2006 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the third quarter of fiscal 2006. Net sales for the quarter increased by 17 percent to $599 million, compared with $513 million in the third quarter of last year. Operating income totaled $110 million in the third quarter, versus $72 million in the corresponding quarter last year. Net income was $189 million, or $1.53 per diluted share in the quarter, compared with $31 million, or $0.25 per diluted share in the third quarter of fiscal 2005. Net income in the quarter included a reversal of certain deferred tax asset valuation allowances that increased net income by $111 million, or $0.90 per diluted share.

“Third quarter financial results were very solid, particularly given the capacity constraints that we continue to address,” commented John Hanson, chairman, president and CEO of Joy Global Inc. “Our strong operating performance in the quarter, including the growth in sales, incremental profitability and earnings per share, reflected the continued vigor we are witnessing in this cycle as well as our successful efforts in meeting the rising demands of our customers. We see no peak in demand for our products and services and, with the exception of short-term softness in the U.S. coal markets, our customers’ commodity markets continue to exhibit robust conditions.”

Third Quarter Operating Results

Bookings in the quarter grew by 13 percent to $606 million, reflecting the strength in most markets. Aftermarket orders again exhibited solid double-digit growth, increasing by 17 percent in total. However, this was a combination of a strong growth rate in the surface markets of P&H Mining with high single-digit growth at Joy Mining, where demand for parts and component repairs in the U.S. slowed in the quarter. Original equipment orders in the quarter were similarly strong at P&H Mining, with shovel orders exceeding current production capacity and total P&H original equipment bookings growing by more than one-third. At Joy Mining, original equipment orders fell slightly in total from the third quarter of last year, with short-term softness in the U.S. coal market resulting in a significant decline in quarterly U.S. original equipment orders. The company believes this softness is primarily due to reduced short-term coal demand caused by mild weather conditions over the past few quarters, and is in contrast to the continued long-term strength of the U.S. coal market.

Total revenues in the third quarter were $599 million, a 17 percent increase over the $513 million reported in the third quarter of 2005. This increase was particularly evident in aftermarket parts and services revenues, which rose by 24 percent from the prior year’s third quarter. Aftermarket revenue growth was strong in both operations, particularly at Joy Mining with a significant rise in parts and complete machine rebuilds. Aftermarket revenues were 63 percent of total quarterly revenues compared with 59 percent in the third quarter of fiscal 2005. Original equipment revenue growth in the quarter was limited by mining shovel capacity at P&H Mining.

Gross margins rose in the quarter to 32 percent of sales from 28 percent of sales last year. Operating leverage in the quarter was again very strong, with incremental profitability of 44 percent for Joy Global in total. This unusually high operating leverage was due to a combination of factors, including a higher percentage of aftermarket revenues at Joy Mining, favorable product mix in original equipment revenues overall, good recovery of material cost increases and the stringent control of overhead costs. In addition, product development, selling and administrative expenses in the quarter totaled $80 million, and as a percent of sales were a full percentage point lower than in the third quarter of last year. Included in the current quarter expenses were lower bonus accruals under the company’s incentive plan, which rewards return on average working capital. Despite two consecutive quarters of outstanding incremental profitability, the company continues to expect operating leverage in future quarters to be in the range of 25 percent to 30 percent.

The combination of reorganization items and other income totaled $3 million in the quarter compared to $2.4 million in the third quarter of last year. Results in the prior year’s third quarter were also affected by $24 million of charges from the early retirement of the company’s bonds, which reduced prior year quarterly EPS by approximately $0.13. The current quarter’s tax provision included a favorable adjustment to reverse valuation allowances relating to U.S. deferred tax assets. This positive adjustment amounted to $111 million, or $0.90 per diluted share, and represents the income statement effect from the reversal of all remaining U.S. deferred federal-tax related valuation allowances. In addition, the company continues to have valuation allowances relating to deferred income tax assets in Australia. The reversal of those allowances, if determined to be appropriate in future quarters, could result in a further credit to tax provisions of up to $12 million. At this time the company is unable to determine if those reversals will occur in fiscal 2006. These adjustments do not affect the company’s current or future utilization of its tax NOLs, which totaled approximately $800 million as of the beginning of fiscal 2006.

Other Financial Matters

Cash balances, net of outstanding debt, decreased by $148 million in the quarter to a level of $24 million. This reduction was primarily due to aggressive stock repurchases during the quarter totaling $197 million, with a total of more than 3.8 million shares being repurchased. The company has acquired $234 million of the $300 million authorized share repurchase program through quarter end, and anticipates continuing to execute open-market purchases of its stock under this authorization from time-to-time, using cash generated from operations or borrowings under its senior revolving facility.

The management of working capital remains a focal point, but is a challenge in all operations. Net non-cash working capital rose by $45 million in the quarter, and has now increased by $171 million to date in fiscal 2006. These increases are partially attributable to normal growth in the business as the cycle continues, and to lower liability balances. Nonetheless, the ability to maintain desired levels of inventory is being hampered by continuing supply chain constraints. As a result, it does not appear that bonus achievement under the company’s return on average working capital program will reach prior year levels, despite higher actual performance on this metric in the current year.

The effective tax rate in the third quarter before the deferred tax asset valuation allowance adjustment was 31 percent. The company continues to estimate an overall tax rate for fiscal 2006 in the vicinity of 33 percent, and preliminary indications are that the tax rate for fiscal 2007 will be in the vicinity of 34 percent. Both of these rates exclude any effects of discreet valuation allowance reversals recorded, or yet to be recorded. Cash taxes in the third quarter were $9 million, and the effective cash tax rate for fiscal 2006 to date is 9 percent, in line with company forecasts. Finally, in addition to the deferred tax asset valuation allowance reversal recorded as a credit in income tax expense in the quarter, an additional $68 million of pre-emergence valuation allowance reversals were recorded as additional paid in capital. This contributed to the increase in total shareholders’ equity of more than $200 million to date in fiscal 2006, despite the significant stock buybacks.

As announced on July 31, the company completed the acquisition of the net assets of the Stamler mining equipment business for approximately $117 million. The effects of this transaction will be recorded in the company’s financial statements in the fourth quarter. Revenues from this business are anticipated to be in the range of $140 to $150 million over the next 12 months, and the company expects operating results consistent with current company performance following the integration of Stamler’s activities with those of other company operations. While the analysis necessary for the recording of purchase accounting has not been completed, it is estimated that certain purchase accounting charges could reduce operating income by approximately $8 million in total over the first few quarters, and that the amortization of intangibles resulting from the transaction could result in quarterly amortization expense in the range of $1 to $2 million.

Current Outlook on Market Conditions and Capacity Actions

Conditions in almost all commodity markets served by the company’s customers continue to reflect a positive demand/supply balance and generally strong pricing. Commodity demand continues to increase, either on a measured pace in the case of the U.S. coal market, or more vigorously in the case of copper, iron ore, the oil sands of Canada, seaborne metallurgical and thermal coal or the emerging markets, such as China, India and Russia. Constraints on supply growth exist in the majority of these markets, and the combination of these factors reinforces management’s belief that the current cyclical upturn will continue for the foreseeable future.

Conditions in the U.S. coal market, the company’s largest single market, have changed over the past couple of quarters. Due to the mild winter and slow start to the summer cooling season, utilities were able to return coal stocks closer to historical levels, spot coal pricing was lowered, and certain production cutbacks were implemented by customers. In addition, in some instances customers have delayed or deferred the placement of new orders for original equipment. However, short-term fluctuations in the U.S. coal markets are not expected to affect the long-term strategic direction of customers, although the company would not be surprised to see this volatility continue in the short-term. The long-term supply and demand situation for coal in the U.S. is favorable, as new coal-fired power plants continue to be announced, the retrofit of existing plants with scrubbers accelerates, and new coal technology projects are undertaken. Taken together, all of these factors should contribute to an extended overall cycle.

Unlike current conditions in U.S. coal, conditions in the worldwide commodity markets for copper, iron ore and coal remain very robust. Prices for these commodities, while volatile, are well in excess of production costs and are driving increased revenues in our business, particularly at P&H Mining. As a result of the strength in these and other markets, P&H could expect to receive orders for new mining shovels in excess of their production capacity in the next few quarters, as happened in the third quarter.

Conditions also remain strong in the long-term growth markets for the company. Coal mining in China continues to benefit from solid overall economic growth, strong infrastructure development and the conversion of coal production previously employing low-productivity mining methods. As a result, both new orders and revenues from China have increased at a double-digit rate for Joy Mining to date in fiscal 2006. As detailed in the company’s Analyst Day presentation earlier this summer, significant efforts and initiatives are underway by Joy Mining in China with the target of realizing $500 million in annual revenues in China by 2010. Surface coal mining activity levels in China have also increased recently, with a number of projects having either placed equipment orders so far in 2006, or expected to do so over the next few quarters. The development of the oil sands in Canada continues despite increasing project costs and labor constraints, with new equipment orders being received, or expected, from both existing producers in the area and from new projects being developed. Finally, activity in Russia continues with a number of mining companies discussing the need for new equipment, both surface and underground. Only India continues to lag in addressing their need for mineral extraction, but the company believes India ultimately will be a significant long-term growth opportunity in both surface and underground mining.

All of these long-term growth opportunities translate into a greater need to increase overall capacity. The expansion project for a 40% mining shovel capacity increase in Milwaukee is on schedule for completion by the end of 2006. Current expansion projects in China and Poland will provide increased capacity for both original equipment and aftermarket services. Bolt-on acquisitions, like those of the Stamler assets or the motor rebuild operation in Edmonton, Canada, also provide increased capabilities to the company and will continue to be explored.

“Based on strong industry fundamentals in general and the specific capital projects of our customers, we will see a continued long-term growth in demand for our equipment and aftermarket parts and services,” commented Mike Sutherlin, who is slated to succeed John Hanson as CEO. “Therefore, we continue to expand realizable capacity both internally and with our supplier base. To date, we have done this by “de-bottlenecking” and other process improvements that have resulted in high returns on investment. The concept of pursuing the highest value-added capacity will be continued with the increased capital spending levels announced at our recent Analyst Day. I believe that service levels rather than backlogs drive our business, and therefore, the objective of our capital expansion program is to reduce original equipment order lead-times to less than a year. This will allow us to better meet the needs of our customers and the expectations of our shareholders.”

Forward Twelve-Month Guidance Increased for 13th Consecutive Quarter

John Hanson stated, “Providing accurate guidance for anticipated results in the upcoming 12 months is challenging. Supply-chain constraints and the timing of our internal capacity expansions are restricting our ability to grow revenues as rapidly as overall customer demand. In addition, we are experiencing some softness in the U.S. coal markets, although we believe this will be a short-term phenomenon. On the plus side, the results of the Stamler acquisition will begin contributing to our revenues in the fourth quarter, and the shovel expansion project at P&H Mining will allow for increased original equipment revenues beginning early in 2007. Therefore, we currently anticipate that revenues in the next 12 months will grow in the range of 16 percent to 29 percent, with Stamler revenues providing approximately 6 percentage points of this growth. This translates into total 12-month revenues in the range of $2.65 to $2.95 billion.”

Hanson concluded, “Last quarter I forecasted that we could not continue to achieve incremental profitability performance in excess of our 25 to 30 percent target on an ongoing basis. However, the businesses did exceed this target again in the third quarter. Certain purchase accounting related adjustments from the Stamler acquisition will reduce incremental profitability over the next few quarters. Overall, we expect operating profits in the coming twelve months, including all effects of the Stamler transaction, to be in the range of $470 to $550 million, and operating margins to remain in the “high teens” range achieved to date in fiscal 2006. This level of operating performance should result in earnings per share over the upcoming four quarters ranging from $2.60 to $2.95, before any additional deferred tax asset valuation allowance reversals.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s third quarter results to be held at 11:00 AM EDT on August 31, 2006. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #3764273. A rebroadcast of the call will be available until the close of business on September 15, 2006 by dialing 800-642-1687 or 706-645-9291, access code #3764273. Finally, a replay of the webcast will be accessible until September 29, 2006, through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/confcalls.jsp).

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: the duration of the recovery of coal and copper commodity markets; sustained economic growth and stability in China and our continued access to the Chinese market for mining equipment; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; difficulties in integrating business operations we acquire could negatively impact the results of those acquired operations; our reliance on enterprise resource management systems to help us manage and track our business means that the implementation of new systems can adversely affect our deliveries to customers and create inefficiencies in our financial reporting processes; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Net sales	$598,710	$512,874	$1,712,399	$1,359,248
Costs and expenses:
Cost of sales	409,828	367,689	1,173,185	965,811
Product development, selling
and administrative expenses	80,362	74,206	234,757	217,287
Other income	(1,144)	(1,281)	(6,105)	(2,596)

Operating income	109,664	72,260	310,562	178,746
Interest income (expense), net	381	(1,617)	2,887	(9,568)
Loss on early retirement of debt	—	(24,205)	—	(29,242)

Income from continuing operations before reorganization items	110,045	46,438	313,449	139,936
Reorganization items	1,895	1,167	6,847	3,490

Income from continuing operations before income taxes	111,940	47,605	320,296	143,426
Benefit (provision) for income taxes	76,625	(17,154)	9,325	(52,423)

Income from continuing operations	188,565	30,451	329,621	91,003
Income from discontinued operations	—	331	—	786

Income before cumulative effect of changes in accounting principle	188,565	30,782	329,621	91,789
Cumulative effect of changes in accounting principle	—	—	1,565	—

Net income	$188,565	$30,782	$331,186	$91,789

Basic earnings per share
Continuing operations	$1.55	$0.25	$2.69	$0.76
Cumulative effect of accounting changes	—	—	0.01	—

Net income	$1.55	$0.25	$2.70	$0.76

Diluted earnings per share
Continuing operations	$1.53	$.0.25	$2.66	$0.74
Cumulative effect of accounting changes	—	—	0.01	—

Net income	$1.53	$0.25	$2.67	$0.74

Dividends per share	$0.1125	$0.075	$0.3375	$0.20

Weighted average shares outstanding:
Basic	121,366	121,393	122,477	120,801

Diluted	122,912	123,440	124,133	123,330

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	July 29, 2006	October 29, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102,150	$143,917
Accounts receivable, net	417,542	351,501
Inventories	623,080	548,195
Other current assets	49,101	73,070

Total current assets	1,191,873	1,116,683
Property, plant and equipment, net	199,250	199,180
Intangible assets, net	6,243	6,515
Deferred income taxes	375,764	225,138
Prepaid benefit cost	73,782	87,308
Other assets	29,673	13,704

Total assets	$1,876,585	$1,648,528

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$693	$964
Trade accounts payable	156,619	160,627
Advance payments and progress billings	183,608	187,710
Employee compensation and benefits	61,039	91,172
Other accrued liabilities	142,913	159,040

Total current liabilities	544,872	599,513
Long-term obligations	77,296	1,703
Other non-current liabilities	379,264	379,686
Shareholders' equity	875,153	667,626

Total liabilities and shareholders' equity	$1,876,585	$1,648,528

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$352,213	$278,901	$1,028,796	$800,489
Surface Mining Equipment	246,497	233,973	683,603	558,759

Total Sales By Operation	$598,710	$512,874	$1,712,399	$1,359,248

Net Sales By Product Stream:
Aftermarket Revenues	$377,573	$303,820	$1,036,696	$858,198
Original Equipment	221,137	209,054	675,703	501,050

Total Sales By Product Stream	$598,710	$512,874	$1,712,399	$1,359,248

Net Sales By Geography:
United States	$264,881	$227,725	$812,428	$606,788
Rest of World	333,829	285,149	899,971	752,460

Total Sales By Geography	$598,710	$512,874	$1,712,399	$1,359,248

OPERATING INCOME BY SEGMENT:
Underground Mining Machinery	$75,173	$48,818	$216,907	$121,469
Surface Mining Equipment	42,165	31,486	116,023	81,309
Corporate	(7,674)	(8,044)	(22,368)	(24,032)

Total Operating Income	$109,664	$72,260	$310,562	$178,746

DEPRECIATION AND AMORTIZATION BY SEGMENT:
Underground Mining Machinery	$5,855	$6,689	$17,629	$18,463
Surface Mining Equipment	3,824	3,761	11,104	11,427
Corporate	18	32	52	95

Total Depreciation And Amortization	$9,697	$10,482	$28,785	$29,985

CASH FLOW DATA:
Decrease (Increase) in Net Working Capital Items	(51,028)	(7,994)	(133,847)	(59,121)
Property, Plant and Equipment Acquired	8,220	9,952	32,788	27,190
Cash Interest Paid	653	4,699	1,549	14,732
Cash Taxes Paid	8,669	1,966	27,989	14,522

BOOKINGS DATA:
Underground Mining Machinery	$334,555	$327,764	$993,474	$1,004,358
Surface Mining Equipment	271,751	208,190	758,972	633,150

Total Bookings	$606,306	$535,954	$1,752,446	$1,637,508

	Amounts as of
	July 29, 2006	April 29, 2006	January 28, 2006	October 29, 2005
BACKLOG DATA:
Underground Mining Machinery	$626,004	$643,662	$646,242	$661,326
Surface Mining Equipment	468,889	443,635	453,743	393,520

Total Backlog	$1,094,893	$1,087,297	$1,099,985	$1,054,846